EXHIBIT 99.1

CONTACT:	Investor Relations

Suzanne Rosenberg

Vice President, Corporate Communications

201-267-8000

Financial Dynamics

Leigh Parrish/Stephanie Rich

212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. REPORTS THIRD QUARTER RESULTS

Paramus, NJ – December 4, 2008 -- Movado Group, Inc. (NYSE: MOV), today announced third quarter and nine-month results for the period ended October 31, 2008.

“During the latter part of the third quarter, our results were significantly impacted as retailers experienced substantial retail sales declines and focused on very tight inventory controls going into the holiday season,” commented Efraim Grinberg, President and Chief Executive Officer. “During the quarter our licensed brand category delivered a solid performance as we continue to gain market share and expand into new doors. As we enter the holiday season, we are focused on maximizing business opportunities in the current environment to gain market share and further strengthen our brands. We will continue to take decisive actions to manage our business and expenses while strategically positioning our company for long-term success.”

Third Quarter Fiscal 2009

•

Net sales were $135.8 million compared with $180.2 million last year, reflecting the significant deterioration of the global economic environment. Year-ago net sales included $11.3 million of excess discontinued product.

•

Gross profit was $86.2 million, or 63.5% of sales, compared to $109.9 million, or 61.0% of sales last year. Excluding excess discontinued product sales from the year-ago period, adjusted gross profit was $109.2 million, or 64.7% of sales.

•

Operating profit was $14.6 million and included a $3.4 million charge related to the implementation of the Company’s expense reduction plan announced in August of 2008. Excluding this charge, adjusted operating profit was $18.0 million versus $28.5 million last year. (See attached table for reconciliation of GAAP to non-GAAP measures.)

•

An income tax benefit of $1.4 million was recorded in the third quarter compared to income tax expense of $1.9 million, or a 6.7% tax rate, recorded last year. Both periods include the expected utilization of a Swiss net operating loss carryforward (NOL) acquired with the Ebel brand in fiscal 2005, which was primarily responsible for contributing $0.19 to both third quarter diluted earnings per share this year and in the year-ago period.

•

On a reported basis, net income and earnings per diluted share were $15.7 million and $0.62, respectively, versus net income of $26.5 million and earnings per diluted share of $0.97 in the year-ago period.

•

Adjusting for unusual items recorded in fiscal 2009 and fiscal 2008, third quarter adjusted net income was $13.4 million versus $21.3 million last year, and adjusted earnings per diluted share was $0.53 in the third quarter compared to $0.78 in the year-ago period. (See attached table for reconciliation of GAAP to non-GAAP measures.)

Nine-Month Results

•	Net sales were $366.9 million compared with $421.0 million last year. Net sales for the year-ago nine-month period included $22.3 million of excess discontinued product.
•

Gross profit was $235.1 million, or 64.1% of sales, compared to $254.9 million, or 60.5% of sales, last year. Excluding excess discontinued product sales from the year-ago period, adjusted gross profit was $254.6 million, or 63.9% of sales.

•

Operating profit was $27.4 million and included a $5.6 million charge related to the Company’s aforementioned expense reduction plan. Excluding this charge, adjusted operating profit was $33.0 million versus $47.6 million last year. (See attached table for reconciliation of GAAP to non-GAAP measures.)

•

Income tax expense of $1.8 million reflects a 6.7% tax rate in the year-to-date period compared to income tax expense of $6.7 million, or a 13.9% tax rate recorded last year. Both periods include the expected utilization of the Swiss NOL acquired with the Ebel brand in fiscal 2005.

•

On a reported basis, net income and earnings per diluted share were $25.1 million and $0.97, respectively, versus net income of $41.2 million and earnings per diluted share of $1.51 in the year-ago period.

•

Adjusting for unusual items recorded in fiscal 2009 and fiscal 2008, adjusted net income for the nine-month period was $24.7 million compared to $35.8 million and adjusted earnings per diluted share was $0.96 compared to $1.31 in the year-ago period. (See attached table for reconciliation of GAAP to non-GAAP measures.)

Mr. Grinberg continued, “Our company has a proven track record of appropriately positioning our business in the face of challenging consumer and retail trends and emerging stronger when the economy recovers. We have a well-diversified global company with a powerful portfolio of nine brands that offer compelling price/value propositions from the more affordable fashion watch category to the high-end of the luxury watch market. With approximately $85 million in cash as of quarter-end, our balance sheet remains strong.”

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “We are implementing tactical programs to drive our business both in the near-term and for what we expect to be a continued slowdown next year. In August, we announced an expense reduction plan, which we expect will generate annualized cost savings of approximately $25 million. Given the further deterioration that has taken place in the global economy, we expect to initiate another set of actions designed to achieve an additional $25 million to $30 million in annualized cost savings, a substantial portion of which we expect to be realized in fiscal 2010. Looking ahead to next year, we expect our top-line to continue to be challenged. Nevertheless, we are focused on achieving appropriate levels of profitability and cash flow by continuing to be aggressive in reducing costs, while maximizing business opportunities and tightly managing inventory.”

Based on the Company’s year-to-date results, the further deterioration that continues to take place in the macroeconomic environment, and increasingly limited visibility, Movado Group now projects fiscal 2009 net sales to range from $470 million to $480 million and diluted earnings per share to range between $0.80 and $1.00, on a GAAP basis. Excluding the projected pre-tax charge of approximately $9.0 million, or $0.24 per diluted share, associated with the Company’s cost savings plan announced on August 7, 2008, and assuming a 24% tax rate, fiscal 2009 adjusted diluted earnings per share are expected to range between $0.85 and $1.05. These projections do not include any one-time charges as they relate to the aforementioned new set of savings initiatives. Results for the full year will depend on the holiday season and retailer replenishment in January. On a comparable basis, the Company reported adjusted diluted earnings per share of $1.71 in fiscal 2008.

The Company’s management will host a conference call today, December 4th at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and LACOSTE watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding the Company that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting adjusted operating profit, which is operating profit excluding a non-recurring charge related to the implementation of the Company’s expense reduction plan announced in August 2008. The Company is also presenting adjusted net income, which is net income excluding the aforementioned non-recurring charge and the effects of the utilization of NOLs from the Ebel acquisition and to assume more representative tax rates for all periods presented.

Management believes that presenting adjusted operating profit and adjusted net income is useful for investors because they improve comparability of results for the periods presented by eliminating items that affect those line items that are not expected to recur, although such items may, in fact, recur in the future.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, uncertainty regarding U.S. and global economic conditions, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,

	2008	2007	2008	2007

Net sales	$135,846	$180,153	$366,888	$420,983

Cost of sales	49,644	70,266	131,763	166,098

Gross profit	86,202	109,887	235,125	254,885

Selling, general and administrative expenses	71,582	81,398	207,752	207,287

Operating profit	14,620	28,489	27,373	47,598

Interest expense	(691)	(920)	(2,191)	(2,671)
Interest income	413	1,064	1,893	3,373

Income before income taxes and minority interests	14,342	28,633	27,075	48,300

Provision for income tax	(1,434)	1,927	1,802	6,691
Minority interests	47	178	159	417

Net income	$15,729	$26,528	$25,114	$41,192

Net income per diluted share	$0.62	$0.97	$0.97	$1.51
Number of shares outstanding	25,225	27,236	25,792	27,299

MOVADO GROUP, INC.
Reconciliation tables
(in thousands, except per share data)
(Unaudited)

Three Months Ended			Nine Months Ended
October 31,			October 31,
2008		2007	2008	2007

Operating profit (GAAP)	$14,620	$28,489	$27,373	$47,598
Severance related expenses (1)	3,393	-	5,585	-
Adjusted operating profit (non-GAAP)	$18,013	$28,489	$32,958	$47,598

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	2008	2007	2008	2007

Net income (GAAP)	$15,729	$26,528	$25,114	$41,192
Severance related expenses (1)	2,579	-	4,245	-
Tax adjustments (2)	(4,876)	(5,231)	(4,696)	(5,384)
Adjusted net income (Non-GAAP)	$13,432	$21,297	$24,663	$35,808

Number of shares outstanding	25,225	27,236	25,792	27,299
Adjusted net income per share (non-GAAP)	$0.53	$0.78	$0.96	$1.31

(1)	Charges related to the implementation of the Company's expense reduction plan.
(2)

To present financials at a representative 24% effective tax rate for the current period and a 25% effective tax rate for the prior period. Actual taxes primarily reflect utilization of the acquired Ebel net operating loss tax carryforward.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2008	2008	2007
ASSETS

Cash and cash equivalents	$85,077	$169,551	$111,060
Trade receivables, net	118,464	94,328	150,996
Inventories	236,734	205,129	210,510
Other current assets	42,245	50,317	37,056
Total current assets	482,520	519,325	509,622

Property, plant and equipment, net	71,359	68,513	63,729
Deferred income taxes	17,753	20,024	31,000
Other non-current assets	34,761	38,354	38,605
Total assets	$606,393	$646,216	$642,956

LIABILITIES AND EQUITY

Current portion of long-term debt	$10,000	$10,000	$10,000
Accounts payable	33,146	38,397	26,892
Accrued liabilities	50,010	42,770	54,311
Deferred and current taxes payable	392	8,526	11,355
Total current liabilities	93,548	99,693	102,558

Long-term debt	59,324	50,895	50,907
Deferred and non-current income taxes	6,706	6,363	32,980
Other liabilities	21,279	24,205	25,481
Minority interests	1,727	1,865	1,645
Shareholders' equity	423,809	463,195	429,385
Total liabilities and equity	$606,393	$646,216	$642,956